Exhibit 99.2

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement (the “Registration Statement”) of SVB Financial Group on Form S-4 and in the Proxy Statement/Prospectus of Boston Private Financial Holdings, Inc. and SVB Financial Group, which is part of the Registration Statement, of our written opinion, dated January 4, 2021 appearing as Annex B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of Boston Private’s Financial Advisor”, “Risk Factors”, “The Merger—Background of the Merger”, “The Merger—Boston Private’s Reasons for the Mergers; Recommendation of the Boston Private Board of Directors”, “The Merger—Opinion of Boston Private’s Financial Advisor” and “The Merger—Certain Unaudited Financial Information”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Graham Nix
Name:	Graham Nix
Title:	Managing Director

New York, New York

February 11, 2021